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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT


     1.  The Park Avenue Bank, Valdosta, Georgia/(1)/
            .  PAB Holdings, Inc./(2)/
            .  PAB Investments, Inc./(1)/

     2.  Farmers & Merchants Bank, Adel, Georgia/(1)/

     3. First Community Bank of Southwest Georgia, Bainbridge, Georgia/(1)/ . Empire Financial Services, Inc./(1)/
            .  FCB Holdings, Inc./(2)/
            .  FCB Investments, Inc./(1)/

     4.  Eagle Bank and Trust, Statesboro, Georgia/(1)/

     5.  Baxley Federal Savings Bank, Baxley, Georgia/(1)/

     6.  PAB Financial Services, LLC, Valdosta, Georgia/(1)/


Note 1 - State of incorporation or organization is Georgia.
Note 2 - State of incorporation or organization is Delaware.